NEWS RELEASE

For Immediate Release
Date: February 22, 2012
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports 2011 Year-End Preliminary Unaudited Financial Results and Fourth Quarter Dividend

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the fourth quarter and year ended December 31, 2011. The Bank expects to file its 2011 Form 10-K with the Securities and Exchange Commission (SEC) on or about March 14, 2012. The Bank also announced its fourth quarter 2011 dividend.

Operating Results

The Bank reported net income of $77.8 million in 2011 compared to $133.0 million in 2010. The Bank's 2011 net income was primarily impacted by a decline in advance interest income, improved funding costs, and losses on derivatives and hedging activities.

Throughout 2011, the Bank experienced a continued decline in its advance balances resulting from reduced member demand, scheduled maturities, and prepayments. Advance demand remained weak primarily due to high deposit levels at member institutions, which serve as a liquidity alternative to advances, and low demand for loans at member institutions. The Bank's advance interest income declined $290.8 million in 2011 when compared to 2010. A large portion of this decline was due to a decrease in advance prepayment fee income.

When a member decides to prepay an advance, the Bank is required by regulation to charge a prepayment fee to make itself financially indifferent. The Bank's advance prepayment fee income decreased $163.3 million in 2011 when compared to 2010 as a result of fewer advance prepayments.

Throughout 2011, the Bank's interest expense on consolidated obligations decreased $204.9 million when compared to 2010. The decrease was primarily due to a reduction in funding needs resulting from a declining balance sheet. In addition, as a result of the low interest rate environment, the Bank took advantage of calling certain higher-costing debt in order to reduce its future interest costs and reposition its balance sheet. The Bank called $28.9 billion of debt during 2011 compared to $25.5 billion in 2010. As advances prepaid during 2010, the Bank also extinguished $1.3 billion of consolidated obligation bonds funding the prepaid advances and recorded losses on these debt extinguishments of $163.7 million.

The decline in advance interest income, specifically advance prepayment fee income, partially offset by improved funding costs, decreased the Bank's net interest income to $235.6 million in 2011 from $414.9 million in 2010. Excluding the impact of advance prepayment fees, the Bank's net interest income in 2011 and 2010 was $224.9 million and $240.9 million, resulting in a net interest margin of 0.42 and 0.39 percent.

The Bank's net income during 2011 was also impacted by its use of derivatives and hedging activities. The Bank utilizes derivative instruments to manage its interest rate risk, including mortgage prepayment risk, and to achieve its risk management objectives. Because derivative accounting rules affect the timing and recognition of income or expense, the Bank may be subject to income statement volatility in order to achieve the intended economic benefit. During 2011, as a result of market volatility, the Bank recorded net losses of $110.8 million on its derivatives and hedging activities compared to net losses of $52.6 million in 2010. These net losses were recorded as a component of other (loss) income and were primarily attributable to economic derivatives, which do not qualify for fair value hedge accounting. During 2011, the Bank recorded net losses of $121.7 million on economic derivatives compared to net losses of $57.3 million in 2010. The majority of these losses were due to the effect of changes in interest rates on interest rate caps economically hedging the Bank's mortgage asset portfolio and interest rate swaps economically hedging the Bank's trading securities portfolio.

Balance Sheet Highlights

The Bank's total assets decreased to $48.7 billion at December 31, 2011 from $55.6 billion at December 31, 2010. The decrease was primarily attributable to a decline in investment securities and advances. Investment securities declined to $14.6 billion at December 31, 2011 from $18.6 billion at December 31, 2010 mainly due to principal paydowns on mortgage-backed securities (MBS) and a reduction in short-term investments. At December 31, 2011, 99 percent of the Bank's MBS portfolio was guaranteed by the U.S. Government or issued by a government-sponsored enterprise and one percent was private-label. The private-label MBS were performing and the Bank recorded no other-than-temporary impairment losses on these investments as of December 31, 2011. Advances declined to $26.6 billion at December 31, 2011 from $29.3 billion at December 31, 2010 due to reduced member demand, scheduled maturities, and continuing prepayments.

The Bank's total liabilities decreased to $45.9 billion at December 31, 2011 from $52.7 billion at December 31, 2010. The decrease was primarily attributable to a decline in consolidated obligations resulting from a decline in total assets.

Total capital was $2.8 billion at December 31, 2011 and 2010. Retained earnings increased to $569.0 million at December 31, 2011 from $556.0 million at December 31, 2010.

Additional financial information will be provided in the Bank's 2011 Form 10-K available at www.fhlbdm.com or www.sec.gov on or about March 14, 2012.

Dividend

On February 21, 2012, the Board of Directors declared a fourth quarter 2011 dividend at an annualized rate of 3.00 percent of average capital stock for the quarter. The dividend will be paid on February 27, 2012. The fourth quarter 2011 dividend totaled $15.9 million, which is 48 percent of net income for the quarter. Dividends declared for the calendar year 2011 were at an annual rate of 3.00 percent compared to average three-month LIBOR and average Federal funds rates of 0.33 percent and 0.10 percent for 2011.
Beginning in the first quarter of 2012, the Bank plans to differentiate dividend payments between membership and activity-based capital stock. The Board of Directors believe that any excess returns on capital stock above an appropriate benchmark rate which are not retained for capital growth should be returned to members that utilize the Bank's product and service offerings. The Bank's dividend philosophy will be to pay a membership capital stock dividend similar to a benchmark rate of interest, such as average-three month LIBOR, and an activity-based capital stock dividend, when possible, at least 50 basis points in excess of the membership capital stock dividend. This change will be reflected in the first quarter 2012 dividend, declared and made payable during the second quarter of 2012. The Bank's actual dividend payout will continue to be determined quarterly by the Board of Directors, based on policies, regulatory requirements, financial projections, and actual performance.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	December 31,
Statements of Condition (dollars in millions)	2011	2010
Advances	$26,591	$29,253
Investments	14,637	18,639
Mortgage loans held for portfolio, net	7,138	7,421
Total assets	48,733	55,569
Consolidated obligations	44,822	50,999
Total capital stock - Class B putable	2,109	2,183
Retained earnings	569	556
Accumulated other comprehensive income	134	91
Total capital	2,812	2,830
Total regulatory capital[1]	2,684	2,746

1	Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Quarter Ended December 31,		Year Ended December 31,
Operating Results and Performance Ratios	2011	2010	2011	2010
(dollars in millions)
Net interest income	$59.2	$86.3	$235.6	$414.9
Provision for credit losses on mortgage loans	—	6.5	9.2	12.1
Net interest income after provision for credit losses	59.2	79.8	226.4	402.8
Other (loss) income	(8.0)	10.2	(71.9)	(161.5)
Other expense	14.2	22.1	56.9	60.2
Total assessments	3.7	18.1	19.8	48.1
Net income	33.3	49.8	77.8	133.0

Net interest margin	0.46%	0.58%	0.44%	0.67%
Return on average equity	4.71%	6.80%	2.78%	4.57%
Return on average capital stock	6.29%	8.87%	3.66%	5.76%
Return on average assets	0.26%	0.34%	0.15%	0.22%
Regulatory capital ratio	5.51%	4.94%	5.51%	4.94%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's 2011 Form 10-K to be filed on or about March 14, 2012 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.